                                                                    EXHIBIT 10.3

                                     FORM OF
                               AIRCRAFT DRY LEASE
                                     N358WC

                  This Aircraft Dry Lease ("Lease") dated as of September 13, 2001 ("Effective Date"), is by and between Williams Communications Aircraft, LLC, a Delaware limited liability company and a wholly owned subsidiary of Williams Aircraft, Inc. ("Lessor") and Williams Communications, LLC, a Delaware limited liability company (the "Lessee").

                  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor the aircraft described on Schedule "B" attached hereto, together with all engines, equipment, attachments, substitutions, replacements and additions (collectively, the "Aircraft").

         1. Certain Definitions: For purposes of this Lease the terms "Additional Charge", "Affiliate", "Change in Control", "Debt", "Encumbrance", "Environmental Laws", "ERISA", "ERISA Event", "GAAP:", "Governmental Authority", "Hazardous Materials", "Material Adverse Affect", "Material Debt", "Notice", "Officer's Certificate", "Overdue Rate", "Permitted Encumbrances", "Person", "Plan", "Prime Rate", "Proceeding", "Transfer", and "WCG" shall have the meanings described for such capitalized terms as contained in the Master Lease dated September 13, 2001, among Williams Headquarters Building Company, Williams Technology Center, LLC, and Williams Communications, LLC. Capitalized terms not otherwise specifically defined in this Lease shall have the meanings described for such capitalized terms as contained in the Credit Agreement dated as of September 8, 1999 (the "Credit Agreement") among Lessee, Bank of America, N.A., The Chase Manhattan Bank and other parties (and capitalized terms contained within such definitions as set forth in the Credit Agreement shall similarly have the meanings described for such capitalized terms therein) with respect to the financial covenants therein. A copy of the Credit Agreement is attached hereto as Exhibit I. Lessee shall provide copies of any amendments or restatements or waivers to the Credit Agreement to Lessor within five (5) days of execution thereof. Such amendments or restatements or waivers shall automatically become a part hereof with respect to the financial covenants.

         2. Term and Rent: This Lease is for a term of ten (10) years, beginning September 13, 2001, and ending September 1, 2011. For said term or any portion thereof, Lessee shall pay to Lessor rentals ("Rent") payable in accordance with Schedule "A", of which the first is due October 1, 2001, and the others on a like date of each month thereafter. All Rent shall be paid at Lessor's place of business shown below, or such other place as the Lessor may designate by written notice to the Lessee. All Rent shall be paid without notice or demand and without abatement, deduction or set-off of any amount whatsoever. The operation and use of the Aircraft shall be at the risk of Lessee, and not of Lessor and the obligation of Lessee to pay Rent hereunder shall be unconditional.

                  2.1 Late Charge; Interest: If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, (a) a late charge equal to (i) two percent (2%) of the amount not paid within five (5) days of the date when due plus (b) if such Rent (including the late charge) is not paid within ten (10) days of the date due, interest thereon at the Overdue Rate from such tenth
         (10th) day until such Rent (including the late charge and interest) is paid in full.

         3. Destruction of Aircraft: If the Aircraft is lost, stolen, totally destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, the liability of the Lessee to pay Rent therefor may be discharged by paying to Lessor all the Rent due thereon, plus all the Rent to become due thereon less the net amount of the recovery, if any, actually received by Lessor from insurance or otherwise for such loss or damage. Lessor shall not be obligated to undertake, by litigation or otherwise, the collection of any claim against any person for loss or damage of the Aircraft. Except as expressly provided in this paragraph, the total or partial destruction of the Aircraft, or total or partial loss of use or possession thereof to Lessee, shall not release or relieve Lessee from the duty to pay the Rent herein provided.

         4. No Warranties by Lessor; Compliance with Laws and Insurance: Lessor, not being the manufacturer of the Aircraft, nor manufacturer's agent, makes no warranty or representation, either express or implied, as to the fitness, quality, design, condition, capacity, suitability, merchantability or performance of the Aircraft or of the material or workmanship thereof, or that the Aircraft will satisfy the requirements of any law, rule, specification or contract, it being agreed that the Aircraft is leased "as is" and that all such risks, as between the Lessor and the Lessee, are to be borne by the Lessee at its sole risk and expense, Lessee accordingly agrees not to assert any claim whatsoever against the Lessor based thereon. Lessee further agrees, regardless of cause, not to assert any claim whatsoever against the Lessor for loss of anticipatory profits or consequential, indirect, special or punitive damages. Lessor shall have no obligation to test or service the Aircraft. Lessee agrees, at its own cost and expense, (a) to pay all charges and expenses in connection with the operation of the Aircraft; (b) to comply with all governmental laws, ordinances, regulations, requirements and rules with respect to the use and operation of the Aircraft; and (c) to maintain at all times (i) Aircraft hull insurance, including all-risk ground and flight insurance on the Aircraft for the stated value thereof (not to be less than the full current market value as determined annually by the parties) for the term of this Lease, plus other insurance thereon in amounts and against such risks as Lessor may specify, and deliver each policy to Lessor with a standard long form endorsement attached thereto showing loss payable to Lessor as its interest may appear, and (ii) combined single limit liability insurance covering bodily injury liability, property damage liability and passenger liability for the term of this Lease naming Lessor its parent and affiliates as additional insureds to the full extent of the policies carried, but in no event less than $200,000,000.00 per occurrence. Lessee shall deliver to Lessor evidence of such insurance coverage. All insurance policies must provide that no cancellation or non-renewal thereof shall be effective without 30 days prior written notice to Lessor and all insurance policies shall be in form, terms and amounts and with insurance carriers satisfactory to Lessor.

         5. Maintenance. Lessee, at its cost and expense, shall:

                  5.1 perform or cause to be performed all airworthiness directives, mandatory manufacturer's service bulletins, and all other mandatory service, inspections, repair, maintenance, overhaul and testing: (a) as may be required under applicable Federal Aviation Administration (the "FAA") rules and regulations, (b) in the same manner and with the same care as shall be the case with similar aircraft and engines owned by or operated on behalf of Lessee without discrimination, and (c) so as to keep the Aircraft in as good operating condition as when delivered to the Lessee, ordinary wear and tear excepted, with all systems in good operating condition;

                  5.2 keep the Aircraft in such condition as is necessary to enable the airworthiness certification of the Aircraft to be maintained at all times under applicable FAA regulations and any other applicable law, including, but not limited to any equipment modifications or installations required by the FAA;

                  5.3 maintain, in the English language, all records and other materials required by and in a manner acceptable to the FAA and any other governmental entity having jurisdiction over the Aircraft and its operation;

                  5.4 Lessee shall furnish Lessor reports on an annual basis a list of those service bulletins, airworthiness directives and engineering modifications incorporated on the Aircraft during the preceding calendar year.

         6. Taxes: Lessee agrees that, during the term of this Lease, in addition to the Rent and all other amounts provided herein to be paid, it will promptly pay all taxes, assessments and other governmental charges (including penalties and interest, if any, and fees for titling or registration, if required) levied or assessed: (a) upon the interest of the Lessee in the Aircraft or upon the use or operation thereof or on the earnings arising therefrom; and (b) against Lessor on account of its acquisition or ownership of the Aircraft, or the use or operation thereof or the leasing thereof to the Lessee, or the Rent herein provided for, or the earnings arising therefrom, exclusive, however, of any taxes based on net income of Lessor ("Taxes"). Lessee agrees to file, on behalf of Lessor, all required tax returns and reports concerning the Aircraft with all appropriate governmental agencies, and within not more than 45 days after the due date of such filing to send Lessor confirmation, in form satisfactory to Lessor, of such filing.

                  6.1 Lease Characterization: Lessor and Lessee agree that the terms of this Lease create an operating lease for federal and state income tax purposes. Consistent with the foregoing, Lessor intends to retain all tax benefits associated with this Lease and Lessee agrees not to take an inconsistent position on its federal or state income tax filings. If any action taken by one party under this Lease causes this Lease to be ultimately determined by any taxing authority not to be an operating lease, that party shall indemnify the other party for any resulting increase in the other party's federal or state income tax liability for any period.

                  6.2 Permitted Contests: Lessee, on its own or on Lessor's behalf or in Lessor's name, but at Lessee's sole cost and expense, shall have the right to contest, by an appropriate legal proceeding conducted in good faith and with due diligence, the amount or validity of any levy or assessment of Taxes provided (a) prior notice of such contest is given to Lessor, (b) the Aircraft would not be in any danger of being sold, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of Rent, (c) in the case of unpaid Taxes, collection thereof is suspended during the pendency of such contest, and (d) compliance may legally be delayed pending such contest. Upon request of Lessor, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that the Taxes, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest. Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to payment of Taxes and attorneys' fees. If at any time Lessor reasonably determines that payment of the Taxes contested by Lessee is necessary in order to prevent loss of the Aircraft or Rent or civil or criminal penalties or other damage, upon such prior notice to Lessee as is reasonable in the circumstances Lessor may pay such amount or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee's written request Lessor, at Lessee's expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand reimburses Lessor for Lessor's costs incurred in cooperating with Lessee in such contest.

         7. Lessor's Right of Inspection and Identification of Aircraft: All equipment, engines, radios, accessories, instruments and parts now or hereafter used in connection with the Aircraft shall become part of the Aircraft by accession. Lessor warrants that the Aircraft is not registered under the laws of any foreign country. Lessee shall permit Lessor or its designee, on 5 days prior written notice to visit and inspect the Aircraft, its condition, use and operation, and the records maintained in connection therewith, at any reasonable time without interfering with the normal operation of the Aircraft, at Lessor's cost and expense, provided that no Default or Event of Default has occurred and is continuing. Lessor shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. Lessor's failure to object to any condition or procedure observed or observed in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Lease with respect to such condition or procedure.

         8. Possession and Place of Use: The Aircraft shall be based at the location specified in Schedule "B", and shall not be permanently removed therefrom without Lessor's prior written consent. Lessee shall not, without Lessor's prior written consent, (a) part with possession or control of the Aircraft, (b) attempt or purport to sell, pledge, mortgage or otherwise encumber the Aircraft or otherwise dispose of or encumber any interest under this Lease, or (c) fly or permit the Aircraft to be flown or located outside the area covered by insurance required by paragraph 3 of this Lease.

         9. Lessee's Warranties: Lessee warrants that the Aircraft will be registered under the laws of the United States and will not be registered under the laws of any foreign country; that the Aircraft and/or equipment will not be held, maintained or used in violation of any law, regulation, ordinance or policy of insurance affecting the maintenance, use or flight of Aircraft. These warranties are conditions of Lessee's right of possession and use, and delivery is made in reliance thereon.

         10. Performance of Obligations of Lessee by Lessor: In the event that Lessee shall fail duly and promptly to perform any of its obligations under the provisions of this Lease, Lessor may, at its option, perform the same for the account of Lessee without thereby waiving such default, and any amount paid or expense (including reasonable attorneys' fees), penalty or other liability incurred by Lessor in such performance, together with interest at the Overdue Rate until paid by Lessee to Lessor, shall be payable by Lessee upon demand as additional rent for the Aircraft.

         11. Purchase Option: At any time during the term of this Lease, if Lessee has paid in full all rentals owing hereunder and is not in default hereunder, Lessee shall have the option to purchase the Aircraft for an amount equal to the greater of (1) fair market value of the Aircraft or (2) the Termination Value in accordance with Schedule "C" plus accrued interest. Lessee shall give Lessor written notice of its intent to exercise such option not less than 30 days prior to the transfer of the Aircraft to Lessee. Fair market value shall be determined by a mutually agreed upon independent aircraft broker. If the parties cannot agree on the selection of a broker, each party shall designate a broker. Such selected brokers will then select a third broker to appraise the Aircraft. Such third party broker appraisal shall be binding upon the parties.

                  Lessee shall also have the right to purchase the Aircraft as of October 1, 2006 ("Early Buy-Out Option") for the Termination Value for such date in accordance with Schedule "C" plus accrued interest.

         Lessee shall also be responsible for all transaction costs associated with any exercise in accordance with this Section 11.

         12. Put Option: Upon the expiration of the original term of this Lease, Lessor shall have the option to require the Lessee to purchase the Aircraft for an amount equal to the agreed fair market value of the Aircraft as defined in
Section 11 hereof. Lessor shall provide Lessee written notice of its intent to exercise such option not less than 30 days prior to the expiration of the original term of this Lease.

         Lessee shall also be responsible for all transaction costs associated with any exercise in accordance with this Section 12.

         13. Default: An event of default ("Event of Default") shall occur if:

                  (a) Lessee fails to pay or cause to be paid the Rent when due and payable;

                  (b) Either Lessee or WCG, has a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee or WCG or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, any such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.C Section 101, et seq);

                  (c) Lessee or WCG: (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or
(v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.A. Section 101, et seq);

                  (d) Lessee or WCG, is liquidated or dissolved, or begins a Proceeding toward liquidation or dissolution, or has filed against it a petition or other Proceeding to cause it to be liquidated or dissolved and the Proceeding is not dismissed within thirty (30) days thereafter, or Lessee in any manner permits the sale or divestiture of substantially all of its assets;

                  (e) The estate or interest of Lessee in the Aircraft or any part thereof is levied upon or attached in any Proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Lessee is in the process of consenting such lien or attachment in good faith);

                  (f) Any representation or warranty made by Lessee in the Membership Interest Purchase Agreement or in the certificate delivered in connection therewith shall prove to be incorrect in any material respect when made or deemed made, Lessor is materially and adversely affected thereby and Lessee fails within twenty (20) days after Notice from Lessor thereof to cure such condition by terminating such adverse effect and making Lessor whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within twenty (20) days, if Lessee has failed to commence to cure the same within the twenty (20) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any other lease to which Lessee is subject and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, or any Affiliates of any of such parties or the Aircraft;

                  (g) A Transfer occurs without the prior written consent of Lessor;

                  (h) Except as otherwise provided in subsection (m) below, a default occurs under any Material Debt when and as the same become due and payable (subject to any applicable grace period);

                  (i) Lessee fails to purchase the Aircraft if and as required under this Lease;

                  (j) Lessee or WCG breaches any of the financial covenants set forth in Section 14 hereof and the breach is not cured within a period of thirty
(30) days after the earlier to occur of (i) the Notice thereof from Lessor, or
(ii) knowledge thereof by Lessee or WCG;

                  (k) Lessee fails to observe or perform any other term, covenant or condition of this Lease and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor:

                  (l) Lessee breaches any representation or warranty made by it in this Lease;

                  (m) An Event of Default as defined in the Credit Agreement, occurs and an acceleration of any of the Loans as defined in the Credit Agreement results;

                  (n) One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Lessee or WCG, or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Lessee or WCG to enforce any such judgment;

                  (o) An ERISA Event shall have occurred that, in the opinion of the Lessor, when taken together with all other ERISA Events that have occurred, could reasonable be expected to result in liability of Lessee or WCG in an aggregate amount exceeding $25,000,000 for all periods;

                  (p) Lessee fails to maintain the Aircraft in accordance with the terms of this Lease;

                  (q) A Change in Control shall occur;

                  (r) Lessee fails to observe or perform any provisions of
Section 4 and Section 14.4 regarding insurance; or

                  (s) Lessee defaults on any other Aircraft Dry Lease dated concurrently herewith.

         Upon the occurrence of an Event of Default, Lessor, at Lessor's option, may: (a) proceed by appropriate court action or actions or other proceedings either at law or in equity to enforce performance by Lessee of any and all covenants of this Lease and to recover damages for the breach thereof; (b) demand that Lessee deliver the Aircraft forthwith to Lessor at Lessee's expense at such place as Lessor may designate; (c) Lessor and/or Lessor's agents may, without notice or liability or legal process, enter into any premises of or under control or jurisdiction of Lessee or any agent of Lessee where the Aircraft may be or by Lessor is believed to be, and repossess the Aircraft, using all force necessary or permitted by applicable law so to do, Lessee hereby expressly waiving all further rights to possession of the Aircraft and all claims for injuries suffered through or loss caused by such repossession; (d) terminate this Lease, whereupon Lessee shall, without further demand, as liquidated damages for loss of the bargain and not as a penalty forthwith pay to Lessor any unpaid Rent that accrued on or before the occurrence of the event of default plus an amount equal to the difference between the value, as of the date of the occurrence of such event of default, of the aggregate Rent reserved hereunder for the unexpired term of this Lease and the then value of the aggregate rental value of the Aircraft for such unexpired term which the Lessor reasonably estimates to be obtainable for the use of the Aircraft during such unexpired terms. Should any proceedings be instituted by or against Lessor for monies due to Lessor hereunder and/or for possession of the Aircraft or for any other relief, Lessee shall pay a reasonable sum as attorneys' fees. If any statute governing the proceeding in which damages are to be proved specifies the amount of such claim, Lessor shall be entitled to prove as and for damages for the breach an amount equal to that allowed under such statute. The remedies of this Lease provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in its favor existing at law or in equity, and the exercise, or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all such remedies. No express or implied waiver by Lessor of any event of default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent events of default.

         14. Covenants: Lessee represents, warrants and covenants that:

                  14.1 Existence; Conduct of Business. Lessee and WCG each will
         (i) continue to engage in business of the same general type as now conducted and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

                  14.2 Payment of Obligations. Lessee and WCG each (i) will pay its Debt and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate legal process, (b) has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Encumbrance securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (ii) shall not breach, in any material respect, or permit to exist any material default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except where the failure to do the foregoing would not in the aggregate have a Material Adverse Effect.

                  14.3 Maintenance of Properties. Lessee and WCG each will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  14.4 Insurance. In addition to the insurance required in
         Section 4, Lessee and WCG each will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. As of the Effective Date, all premiums in respect of all insurance described in the Lease have been paid. Lessee shall deliver an insurance certificate to Lessor as of the Effective Date evidencing all such insurance coverages.

                  14.5 Casualty and Condemnation. The Lessee will furnish to Lessor prompt written notice of any casualty or other insured damage to any portion of any of Lessor's property or assets or the commencement of any action or Proceeding for the taking of any of Lessor's property or assets or any part thereof or interest therein under power of eminent domain or by condemnation or similar Proceeding (in each case with a value in excess of $10,000,000).

                  14.6 Books and Records; Inspection and Audit Rights. Lessee and WCG each will keep proper books of record and account in which materially full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Lessee and WCG each will permit any representatives designated by the Lessor at the expense of Lessor, or, if an Event of Default shall have occurred and be continuing, at the expense of the Lessee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  14.7 Compliance with Laws. Lessee and WCG each will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate action and such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  14.8 Further Assurances. At any time and from time to time, Lessee will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Lessor may reasonably request, to effectuate the transactions contemplated by this Lease or to grant, preserve, protect or perfect the Encumbrances created or intended to be created in connection with this Lease or any of the other documents contemplated herein, required to be in effect or the validity or priority of any such Encumbrance, all at the expense of Lessee and Lessor. Lessee and Lessor also agree to provide to Lessor, from time to time upon request, evidence reasonably satisfactory to Lessor as to the perfection and priority of the Encumbrance created or intended to be created in connection with this Lease or any of the other documents contemplated herein.

                  14.9 Pledge or Encumber Assets. Lessee shall not pledge or otherwise encumber any of its assets, other than leased equipment used in the operation of the Aircraft.

                  14.10 Encumbrances. Lessee will not create, incur, assume or permit to exist any Encumbrance on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except for any Permitted Encumbrances or Encumbrances created in connection with or specifically contemplated by this Lease or permitted by the Credit Agreement.

                  14.11 Fundamental Changes. Lessee and WCG each will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Lessee in a transaction in which the Lessee is the surviving entity, provided that any such merger involving a Person that is not a wholly owned by Lessor immediately prior to such merger shall not be permitted, and (ii) any person may merge into the Lessee in a transaction in which the Lessee is the surviving corporation.

                  14.12 Other Material Agreements. Lessee shall not (i) enter into any other material agreement relating to any portion of the Aircraft, or (ii) if entered into with Lessor's consent, thereafter, amend, modify, renew, replace or otherwise change the terms of any such material agreement without the prior written consent of Lessor.

                  14.13 Total Net Debt to Contributed Capital Ratio. The Total Net Debt to Contributed Capital ratio shall at no time prior to January 1, 2002 exceed .65 to 1.00.

                  14.14 Minimum EBITDA. The amount equal to (i) EBITDA for the period of four (4) fiscal quarters ending during any period set forth below plus (ii) ADP Interest Expense for such period minus (iii) gains for such period attributable to Dark Fiber and Capacity Dispositions plus (iv) Dark Fiber and Capacity Proceeds for such period shall not be less than the amount set forth below opposite such period:


                       PERIOD                                              AMOUNT
                       ------                                              ------
           January 1,2001-March 31, 2001                                $200,000,000

            April 1, 2001-June 30, 2001                                 $300,000,000

          July 1, 2001-September 20, 2001                               $350,000,000

         October 1, 2001-December 31, 2001                              $350,000,000

                  14.15 Total Leverage Ratio. (a) The Total Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:


                        PERIOD                                       TOTAL LEVERAGE RATIO
                        ------                                       --------------------
           March 31, 2001-December 30, 2001                               12.50:1.00

         December 31, 2002-December 30, 2003                               9.50:1.00

           December 31, 2003 and thereafter                                4.00:1.00

                  14.16 Senior Leverage Ratio. The Senior Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:


                        PERIOD                                      SENIOR LEVERAGE RATIO
                        ------                                      ---------------------
           March 31, 2002-December 30, 2002                               5.25:1.00

         December 31, 2002-December 30, 2003                              3.25:1.00

           December 31, 2003 and thereafter                               2.50:1.00

                  14.17 Interest Coverage Ratio. The Interest Coverage Ratio for any period of four (4) consecutive fiscal quarters ending during any period set forth below shall not be less than the ratio set forth below opposite such period:


                      PERIOD                                     INTEREST COVERAGE RATIO
                      ------                                     -----------------------
           June 30, 2002-June 29, 2003                                  1.00:1.00

         June 30, 2003-December 30, 2003                                1.50:1.00

         December 31, 2003 and thereafter                               2.00:1.00

                  14.18 Organization; Powers. Lessee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  14.19 Authorization; Enforceability. The execution of and performance under this Lease is within Lessee's' entity powers and has been duly authorized by all necessary member, corporate and, if required, stockholder action as the case may be. This Lease has been duly executed and delivered by Lessee and constitutes a legal, valid and binding obligation of the Lessee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

                  14.20 Governmental Approvals; No Conflicts. The Lease or any of the other documents contemplated herein, (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Lessor's rights under this Lease, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Lessee or Lessor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Lessee or Lessor or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Lessee or Lessor, and
         (d) will not result in the creation or imposition of any Encumbrance on any asset of Lessee or Lessor, except any Encumbrance created by or in accordance with the Lease.

                  14.21 Material Adverse Change. Since December 31, 2000, there has been no Material Adverse Change.

                  14.22 Properties. Lessee has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. None of the properties and assets of Lessee or Lessor is subject to any Encumbrance other than Permitted Encumbrances, and Encumbrances created by or in connection with this Lease.

                  14.23 Intellectual Property. Lessee owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Lessee does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  14.24 Litigation and Environmental Matters. There is no action, suit or Proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Lessee or Lessor, threatened against or affecting Lessee or WCG (i) as to which there is a reasonable possibility-bility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Lease or any of the other documents contemplated herein.

                           14.24.1 Environmental Compliance. Except with respect
                  to other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Lessee (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any liability with respect to any Environmental Law, (iii) has not received written notice of any claim with respect to any Environmental Law or (iv) does not know of any basis for any violations of any Environmental Law or any release, threatened release or exposure to any Hazardous Materials that is likely to form the basis of any liability under any Environmental Law.

                  14.25 Compliance with Laws and Agreements. Lessee is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.

                  14.26 Investment and Holding Company Status. Lessee is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  14.27 Taxes. Lessee or WCG has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by or with respect to it, except (a) taxes that are being contested in good faith by an appropriate Proceeding and for which Lessee or Lessor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  14.28 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

                  14.29 Disclosure. Lessee has disclosed all agreements, instruments and corporate or other restrictions to which Lessee is subject, and all other matters known to Lessee, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Lessee in connection with the negotiation of this Lease or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  14.30 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Lessee pending or, to the knowledge of Lessee, threatened. The hours worked by and payments made to employees of Lessee have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Lessee, or for which any claim may be made against Lessee, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Lessee. The execution of this Lease has not and will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which Lessee is bound.

                  14.31 No Burdensome Restrictions. No contract, lease, agreement or other instrument to which Lessee is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation could reasonably be expected to have Material Adverse Effect.

                  14.32 Representations True and Correct. As of the dates when made and as of the Effective Date, each representation and warranty of Lessee thereto contained in this Lease or any other documents executed in connection herewith, is true and correct.

         15. OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS. Lessee shall furnish or cause to be furnished to one another:

                  15.1 Fiscal Year Information. (i) within 90 days after the end of each fiscal year of WCG, its audited consolidated balance sheets and related audited consolidated statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year (including segment reporting with respect to each of WCG's business segments consistent), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of WCG on a consolidated basis in accordance with GAAP consistently applied, and (ii) within 90 days after the end of each fiscal year of WCG, supplemental unaudited balance sheets and related unaudited statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year, setting forth in tabular form in each case the figures for the previous year, for WCG and the consolidating adjustments with respect thereto.

                  15.2 Quarterly Information. (i) within 45 days after the end of each of the first 3 fiscal quarters of each fiscal year of WCG, unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations, stockholders' or members' equity and cash flow of WCG as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or in the case of the balance sheet, as of the end of the previous fiscal year), all certified by an Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of WCG on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) within 45 days after the end of each of the first 3 fiscal quarters of each fiscal year of WCG, unaudited balance sheets and related statements of operations, stockholders' or members' equity and cash flow of Lessor as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year) all certified by a Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of WCG in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

                  15.3 Officers Certificate. Concurrently with any delivery of financial statements in accordance with this Lease, an Officer's Certificate of the Lessee (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Sections 14.13 through 14.17, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date referred to in paragraph 14.24 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Officer's Certificate.

                  15.4 Accounting Firm Certificate. Concurrently with any delivery of financial statements in accordance with this Lease, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

                  15.5 Budget. As soon as practicable after approval by the Board of Directors of WCG, and in any event not later than 120 days after the commencement of each fiscal year of Lessor, a consolidated and consolidating budget of WCG for such fiscal year and a consolidated budget of WCG for such fiscal year and, promptly when available, any significant revisions of any such budget.

                  15.6 SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by WCG or any of its Affiliates with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by WCG to its members generally, as the case may be, except to the extent any such report, proxy statement or other material is available electronically on a publicly-accessible website.

                  15.7 Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Lessee, or compliance with the terms of this Lease or any of the documents contemplated herein.

                  15.8 Credit Agreement Information. To the extent not previously covered by the provisions of this paragraph, copies of all information provided by Lessee or any Affiliates pursuant to the Credit Agreement, contemporaneously with its delivery pursuant thereto.

         16. NOTICES OF MATERIAL EVENTS. Upon knowledge thereof, Lessee will furnish prompt written notice of the following. Each notice delivered under this paragraph shall be accompanied by a statement of an Officer's Certificate, duly executed, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  16.1 Event of Default. The occurrence of any Event of Default.

                  16.2 Action, Suit or Proceeding. The filing or commencement of any action, suit or Proceeding by or before any arbitrator or Governmental Authority against or affecting Lessee, WCG or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect.

                  16.3 ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

                  16.4 Credit Agreement. Any change or modification to the Credit Agreement.

                  16.5 Other Matters. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         17. Indemnity: Lessee agrees that Lessor shall not be liable to Lessee for, and Lessee shall indemnify and save Lessor, its parent and affiliated companies harmless from and against any and all liability, loss, damage, expense, causes of action, suits, claims or judgments arising from or caused directly or indirectly by (a) Lessee's failure to promptly perform any of its obligations under the provisions of this Lease, (b) injury to person or property resulting from or based upon the actual or alleged use, operation, delivery or transportation of the Aircraft or its location or condition, or (c) inadequacy of the Aircraft for any purpose or any deficiency or defect therein or the use or maintenance thereof or any repairs, servicing or adjustments thereto or any delay in providing or failure to provide any thereof or any interruption or loss of service or use thereof or any loss of business; and shall, at its own cost and expense, defend any and all suits which may be brought against Lessor, either alone or in conjunction with others upon any such liability or claim or claims and shall satisfy, pay and discharge any and all judgments and fines that may be recovered against Lessor in any such action or actions, provided, however, that Lessor shall give Lessee written notice of any such claim or demand.

         18. Assignments and Notices: Neither this Lease nor Lessee's rights hereunder shall be assignable except with Lessor's written consent; the conditions hereof shall bind any permitted successors and assigns of Lessee. Lessor may assign this Lease without consent of Lessee. Lessee, after receiving notice of any assignment, shall abide thereby and make payment as may therein be directed. Following such assignment, solely for the purpose of determining assignor's rights hereunder, the term "Lessor" shall be deemed to include or refer to Lessor's assignee. All notices relating hereto shall be delivered in person to an officer of Lessor or Lessee or shall be mailed to Lessor or Lessee at its respective address herein shown or at any later address last known to the sender.

         19. Further Assurances: Lessee shall execute and deliver to Lessor, upon Lessor's request, such instruments and assurances as Lessor deems necessary or advisable for the confirmation or perfection of this Lease and Lessor's rights hereunder, including the filing or recording of this Lease at Lessor's option.

         20. Counterparts: This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

         21. Entire Agreement: There are no oral or written agreements or representations between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

         22. Governing Law: This Lease is executed and delivered in the State of Oklahoma, and except insofar as the law of another state or jurisdiction may be mandatorily applicable, shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of said State.

         23. Truth-in-Leasing Clause: THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FEDERAL AVIATION REGULATION PART 91 FOR THE 12 MONTHS PRECEDING THE DATE OF THIS LEASE. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FEDERAL AVIATION REGULATION PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. THE LESSEE CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT

UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

LESSOR:                                     LESSEE:

WILLIAMS COMMUNICATIONS                     WILLIAMS COMMUNICATIONS, LLC
   AIRCRAFT, LLC



By:                                         By:
   -------------------------------             ---------------------------------

Name:                                       Name:
     -----------------------------               -------------------------------

Title:                                      Title:
      ----------------------------                ------------------------------



Signature page to Aircraft Dry Lease (N358WC) by and between Williams Communications Aircraft, LLC and Williams Communications, LLC dated September 11, 2001

                                  SCHEDULE "A"

                                  RENT -N358WC

                  Rent shall be payable in one hundred and twenty (120) equal successive monthly rental payments in an amount as would be necessary to amortize $17,750,000 on a straight-line basis over a period of one hundred and twenty (120) months plus interest calculated at the Interest Rate as set forth below:

                  The following definitions shall apply to this SCHEDULE "A":

                  "ABR", when used herein, refers to interest at a rate determined by reference to the Alternate Base Rate.

                  "Applicable Margin" means, for any day, the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the Lessee's Bank Facility Rating set by S&P and Moody's, respectively, applicable on such date plus (ii) the applicable rate per annum set forth below under the caption "Leverage Premium", unless the Total Leverage Ratio, as determined by reference to the financial statements delivered to the Lessor in respect of the most recently ended fiscal quarter of WCG, is less than 6:00 to 1:00.

                  "Eurodollar", when used herein, refers to interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "LIBO Rate" means, with respect to any Eurodollar Rate, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lessor from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two
(2) Business Days prior to the FIRST DAY of each calendar month, as the rate for dollar deposits with a maturity of thirty (30) days. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity of thirty (30) days are offered by the principal London office of the CitiBank, N.A., in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the FIRST DAY of each calendar month. IN EITHER CASE, THE APPLICABLE LIBO RATE SHALL BE EFFECTIVE FOR THE CALENDAR MONTH NEXT SUCCEEDING THE CALENDAR MONTH COMMENCING IMMEDIATELY AFTER SUCH DETERMINATION.

                  "Moody's" means Moody's Investors Service, Inc.

                  "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies.

                  "WCG" means Williams Communications Group, Inc., a Delaware corporation, and the parent company of Williams Communications, LLC.

Interest Rate Calculation

At Lessee's option, ABR plus Applicable Margin or LIBO Rate plus Applicable Margin (the "Rate") as determined from time to time by S&P or by Moody's based on Lessee's Facilities Rating in accordance with the grid below:


                                   Facilities Rating of                                  Eurodollar      Leverage
                                          Lessee                       ABR Spread         Spread          Premium
                                   --------------------                ----------        ----------      --------
      Level I                    BBB- and Baa3 or higher                  0.50%             1.50%           .25%

      Level II                         BB+ and Ba1                       0.875%            1.875%           .25%

      Level III                         BB and Ba2                        1.25%             2.25%           .25%

      Level IV                         BB- and Ba3                        1.50%             2.50%           .25%

      Level V                Lower than BB- or lower than Ba3             1.75%             2.75%           .25%

         For purposes of the foregoing (i) if neither S&P nor Moody's or any replacement or successor facility of similar size shall have in effect a rating for the Facilities, then the Applicable Margin shall be the rate set forth in Level V, (ii) if either S&P or Moody's, but not bot S&P or Moody's, shall have in effect a rating for the Facilities, then the Applicable Margin shall be based on such rating, (iii) if the ratings established by S&P or Moody's for the Facilities shall fall within different Levels, then the Applicable Margin shall be based on the lower of the two ratings, (iv) if the ratings established by S&P or Moody's for the Facilities shall fall within the same Level, then the Applicable Margin shall be based on that Level and (v) if the ratings established by S&P or Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P of Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and engine on the date immediately preceding the effective date of the next such change.

                                  SCHEDULE "B"

         Cessna model 750 Citation X aircraft with manufacturer's serial number 750-0121 and United States nationality and registration marks N358WC.

         Allison model AE3007C aircraft engines with manufacturer's serial numbers CAE330260 and CAE330261.

         Such aircraft to be based at Tulsa International Airport, City of Tulsa, Oklahoma, Country of U.S.A.

                                  SCHEDULE "C"

                                Termination Value

The Termination Value of the Aircraft shall be set forth opposite the applicable rent payment, plus accrued interest to such date.

CAPITALIZED LESSOR'S COST:          $17,750,000.00

                                                (1)             (2)                (3)                (4)              (2) + (4)
                         Termination         Ten Year                            Monthly         Present Value
Payment     Monthly      Value as a        Straight-Line    Unamortized        Depreciation     of Depreciation       Termination
Number      Period        % of Cost         Amortization      Balance            Benefits          Benefits              Value
      1     10/1/01          133.83%        $147,916.67    $17,750,000.00       $295,833.33      $6,004,572.15      $23,754,572.15
      2     11/1/01          131.55%        $147,916.67    $17,602,083.33       $295,833.33      $5,748,769.30      $23,350,852.63
      3     12/1/01          129.27%        $147,916.67    $17,454,166.67       $295,833.33      $5,491,261.09      $22,945,427.76
      4      1/1/02          126.98%        $147,916.67    $17,306,250.00       $118,333.33      $5,232,036.17      $22,538,286.17
      5      2/1/02          125.67%        $147,916.67    $17,158,333.33       $118,333.33      $5,148,583.07      $22,306,916.41
      6      3/1/02          124.37%        $147,916.67    $17,010,416.67       $118,333.33      $5,064,573.63      $22,074,990.29
      7      4/1/02          123.06%        $147,916.67    $16,862,500.00       $118,333.33      $4,980,004.12      $21,842,504.12
      8      5/1/02          121.74%        $147,916.67    $16,714,583.33       $118,333.33      $4,894,870.81      $21,609,454.15
      9      6/1/02          120.43%        $147,916.67    $16,566,666.67       $118,333.33      $4,809,169.95      $21,375,836.62
     10      7/1/02          119.11%        $147,916.67    $16,418,750.00       $118,333.33      $4,722,897.75      $21,141,647.75
     11      8/1/02          117.79%        $147,916.67    $16,270,833.33       $118,333.33      $4,636,050.40      $20,906,883.74
     12      9/1/02          116.46%        $147,916.67    $16,122,916.67       $118,333.33      $4,548,624.07      $20,671,540.74
     13     10/1/02          115.13%        $147,916.67    $15,975,000.00       $118,333.33      $4,460,614.90      $20,435,614.90
     14     11/1/02          113.80%        $147,916.67    $15,827,083.33       $118,333.33      $4,372,019.00      $20,199,102.33
     15     12/1/02          112.46%        $147,916.67    $15,679,166.67       $118,333.33      $4,282,832.46      $19,961,999.13
     16      1/1/03          111.12%        $147,916.67    $15,531,250.00       $ 71,000.00      $4,193,051.34      $19,724,301.34
     17      2/1/03          110.05%        $147,916.67    $15,383,333.33       $ 71,000.00      $4,150,005.02      $19,533,338.35
     18      3/1/03          108.97%        $147,916.67    $15,235,416.67       $ 71,000.00      $4,106,671.72      $19,342,088.38
     19      4/1/03          107.89%        $147,916.67    $15,087,500.00       $ 71,000.00      $4,063,049.53      $19,150,549.53
     20      5/1/03          106.81%        $147,916.67    $14,939,583.33       $ 71,000.00      $4,019,136.53      $18,958,719.86
     21      6/1/03          105.73%        $147,916.67    $14,791,666.67       $ 71,000.00      $3,974,930.77      $18,766,597.44
     22      7/1/03          104.64%        $147,916.67    $14,643,750.00       $ 71,000.00      $3,930,430.31      $18,574,180.31
     23      8/1/03          103.56%        $147,916.67    $14,495,833.33       $ 71,000.00      $3,885,633.18      $18,381,466.51
     24      9/1/03          102.47%        $147,916.67    $14,347,916.67       $ 71,000.00      $3,840,537.40      $18,188,454.06
     25     10/1/03          101.38%        $147,916.67    $14,200,000.00       $ 71,000.00      $3,795,140.98      $17,995,140.98
     26     11/1/03          100.29%        $147,916.67    $14,052,083.33       $ 71,000.00      $3,749,441.92      $17,801,525.25
     27     12/1/03           99.20%        $147,916.67    $13,904,166.67       $ 71,000.00      $3,703,438.20      $17,607,604.87
     28      1/1/04           98.10%        $147,916.67    $13,756,250.00       $226,135.00      $3,657,127.79      $17,413,377.79
     29      2/1/04           96.13%        $147,916.67    $13,608,333.33       $226,135.00      $3,455,373.64      $17,063,706.97
     30      3/1/04           94.16%        $147,916.67    $13,460,416.67       $226,135.00      $3,252,274.46      $16,712,691.13
     31      4/1/04           92.17%        $147,916.67    $13,312,500.00       $226,135.00      $3,047,821.29      $16,360,321.29
     32      5/1/04           90.18%        $147,916.67    $13,164,583.33       $226,135.00      $2,842,005.10      $16,006,588.44
     33      6/1/04           88.18%        $147,916.67    $13,016,666.67       $226,135.00      $2,634,816.80      $15,651,483.47
     34      7/1/04           86.17%        $147,916.67    $12,868,750.00       $226,135.00      $2,426,247.25      $15,294,997.25
     35      8/1/04           84.15%        $147,916.67    $12,720,833.33       $226,135.00      $2,216,287.23      $14,937,120.56
     36      9/1/04           82.13%        $147,916.67    $12,572,916.67       $226,135.00      $2,004,927.48      $14,577,844.15
     37     10/1/04           80.10%        $147,916.67    $12,425,000.00       $226,135.00      $1,792,158.66      $14,217,158.66

The Termination Value of the Aircraft shall be set forth opposite the applicable rent payment, plus accrued interest to such date.

CAPITALIZED LESSOR'S COST:          $17,750,000.00

                                                (1)             (2)                (3)                (4)              (2) + (4)
                         Termination         Ten Year                            Monthly         Present Value
Payment     Monthly      Value as a        Straight-Line    Unamortized        Depreciation     of Depreciation       Termination
Number      Period        % of Cost         Amortization      Balance            Benefits          Benefits              Value
     38     11/1/04           78.06%        $147,916.67    $12,277,083.33       $226,135.00      $1,577,971.39      $13,855,054.72
     39     12/1/04           76.01%        $147,916.67    $12,129,166.67       $226,135.00      $1,362,356.20      $13,491,522.86
     40      1/1/05           73.95%        $147,916.67    $11,981,250.00       $ 68,160.00      $1,145,303.57      $13,126,553.57
     41      2/1/05           72.78%        $147,916.67    $11,833,333.33       $ 68,160.00      $1,084,778.93      $12,918,112.26
     42      3/1/05           71.60%        $147,916.67    $11,685,416.67       $ 68,160.00      $1,023,850.79      $12,709,267.45
     43      4/1/05           70.42%        $147,916.67    $11,537,500.00       $ 68,160.00      $  962,516.46      $12,500,016.46
     44      5/1/05           69.24%        $147,916.67    $11,389,583.33       $ 68,160.00      $  900,773.23      $12,290,356.57
     45      6/1/05           68.06%        $147,916.67    $11,241,666.67       $ 68,160.00      $  838,618.39      $12,080,285.06
     46      7/1/05           66.87%        $147,916.67    $11,093,750.00       $ 68,160.00      $  776,049.18      $11,869,799.18
     47      8/1/05           65.68%        $147,916.67    $10,945,833.33       $ 68,160.00      $  713,062.84      $11,658,896.17
     48      9/1/05           64.49%        $147,916.67    $10,797,916.67       $ 68,160.00      $  649,656.59      $11,447,573.26
     49     10/1/05           63.30%        $147,916.67    $10,650,000.00       $ 68,160.00      $  585,827.64      $11,235,827.64
     50     11/1/05           62.11%        $147,916.67    $10,502,083.33       $ 68,160.00      $  521,573.15      $11,023,656.49
     51     12/1/05           60.91%        $147,916.67    $10,354,166.67       $ 68,160.00      $  456,890.31      $10,811,056.98
     52      1/1/06           59.71%        $147,916.67    $10,206,250.00       $ 34,080.00      $  391,776.24      $10,598,026.24
     53      2/1/06           58.70%        $147,916.67    $10,058,333.33       $ 34,080.00      $  360,308.09      $10,418,641.42
     54      3/1/06           57.68%        $147,916.67    $ 9,910,416.67       $ 34,080.00      $  328,630.14      $10,239,046.81
     55      4/1/06           56.67%        $147,916.67    $ 9,762,500.00       $ 34,080.00      $  296,741.01      $10,059,241.01
     56      5/1/06           55.66%        $147,916.67    $ 9,614,583.33       $ 34,080.00      $  264,639.28      $ 9,879,222.61
     57      6/1/06           54.64%        $147,916.67    $ 9,466,666.67       $ 34,080.00      $  232,323.54      $ 9,698,990.21
     58      7/1/06           53.63%        $147,916.67    $ 9,318,750.00       $ 34,080.00      $  199,792.37      $ 9,518,542.37
     59      8/1/06           52.61%        $147,916.67    $ 9,170,833.33       $ 34,080.00      $  167,044.31      $ 9,337,877.65
     60      9/1/06           51.59%        $147,916.67    $ 9,022,916.67       $ 34,080.00      $  134,077.94      $ 9,156,994.61
     61     10/1/06           50.57%        $147,916.67    $ 8,875,000.00       $ 34,080.00      $  100,891.80      $ 8,975,891.80
     62     11/1/06           49.55%        $147,916.67    $ 8,727,083.33       $ 34,080.00      $   67,484.41      $ 8,794,567.74
     63     12/1/06           48.52%        $147,916.67    $ 8,579,166.67       $ 34,080.00      $   33,854.30      $ 8,613,020.97
     64      1/1/07           47.50%        $147,916.67    $ 8,431,250.00                                           $ 8,431,250.00
     65      2/1/07           46.67%        $147,916.67    $ 8,283,333.33                                           $ 8,283,333.33
     66      3/1/07           45.83%        $147,916.67    $ 8,135,416.67                                           $ 8,135,416.67
     67      4/1/07           45.00%        $147,916.67    $ 7,987,500.00                                           $ 7,987,500.00
     68      5/1/07           44.17%        $147,916.67    $ 7,839,583.33                                           $ 7,839,583.33
     69      6/1/07           43.33%        $147,916.67    $ 7,691,666.67                                           $ 7,691,666.67
     70      7/1/07           42.50%        $147,916.67    $ 7,543,750.00                                           $ 7,543,750.00
     71      8/1/07           41.67%        $147,916.67    $ 7,395,833.33                                           $ 7,395,833.33
     72      9/1/07           40.83%        $147,916.67    $ 7,247,916.67                                           $ 7,247,916.67
     73     10/1/07           40.00%        $147,916.67    $ 7,100,000.00                                           $ 7,100,000.00
     74     11/1/07           39.17%        $147,916.67    $ 6,952,083.33                                           $ 6,952,083.33
     75     12/1/07           38.33%        $147,916.67    $ 6,804,166.67                                           $ 6,804,166.67
     76      1/1/08           37.50%        $147,916.67    $ 6,656,250.00                                           $ 6,656,250.00
     77      2/1/08           36.67%        $147,916.67    $ 6,508,333.33                                           $ 6,508,333.33
     78      3/1/08           35.83%        $147,916.67    $ 6,360,416.67                                           $ 6,360,416.67
     79      4/1/08           35.00%        $147,916.67    $ 6,212,500.00                                           $ 6,212,500.00
     80      5/1/08           34.17%        $147,916.67    $ 6,064,583.33                                           $ 6,064,583.33

The Termination Value of the Aircraft shall be set forth opposite the applicable rent payment, plus accrued interest to such date.

CAPITALIZED LESSOR'S COST:          $17,750,000.00

                                                (1)             (2)                (3)                (4)              (2) + (4)
                         Termination         Ten Year                            Monthly         Present Value
Payment     Monthly      Value as a        Straight-Line    Unamortized        Depreciation     of Depreciation       Termination
Number      Period        % of Cost         Amortization      Balance            Benefits          Benefits              Value
     81      6/1/08           33.33%        $147,916.67    $ 5,916,666.67                                           $ 5,916,666.67
     82      7/1/08           32.50%        $147,916.67    $ 5,768,750.00                                           $ 5,768,750.00
     83      8/1/08           31.67%        $147,916.67    $ 5,620,833.33                                           $ 5,620,833.33
     84      9/1/08           30.83%        $147,916.67    $ 5,472,916.67                                           $ 5,472,916.67
     85     10/1/08           30.00%        $147,916.67    $ 5,325,000.00                                           $ 5,325,000.00
     86     11/1/08           29.17%        $147,916.67    $ 5,177,083.33                                           $ 5,177,083.33
     87     12/1/08           28.33%        $147,916.67    $ 5,029,166.67                                           $ 5,029,166.67
     88      1/1/09           27.50%        $147,916.67    $ 4,881,250.00                                           $ 4,881,250.00
     89      2/1/09           26.67%        $147,916.67    $ 4,733,333.33                                           $ 4,733,333.33
     90      3/1/09           25.83%        $147,916.67    $ 4,585,416.67                                           $ 4,585,416.67
     91      4/1/09           25.00%        $147,916.67    $ 4,437,500.00                                           $ 4,437,500.00
     92      5/1/09           24.17%        $147,916.67    $ 4,289,583.33                                           $ 4,289,583.33
     93      6/1/09           23.33%        $147,916.67    $ 4,141,666.67                                           $ 4,141,666.67
     94      7/1/09           22.50%        $147,916.67    $ 3,993,750.00                                           $ 3,993,750.00
     95      8/1/09           21.67%        $147,916.67    $ 3,845,833.33                                           $ 3,845,833.33
     96      9/1/09           20.83%        $147,916.67    $ 3,697,916.67                                           $ 3,697,916.67
     97     10/1/09           20.00%        $147,916.67    $ 3,550,000.00                                           $ 3,550,000.00
     98     11/1/09           19.17%        $147,916.67    $ 3,402,083.33                                           $ 3,402,083.33
     99     12/1/09           18.33%        $147,916.67    $ 3,254,166.67                                           $ 3,254,166.67
    100      1/1/10           17.50%        $147,916.67    $ 3,106,250.00                                           $ 3,106,250.00
    101      2/1/10           16.67%        $147,916.67    $ 2,958,333.33                                           $ 2,958,333.33
    102      3/1/10           15.83%        $147,916.67    $ 2,810,416.67                                           $ 2,810,416.67
    103      4/1/10           15.00%        $147,916.67    $ 2,662,500.00                                           $ 2,662,500.00
    104      5/1/10           14.17%        $147,916.67    $ 2,514,583.33                                           $ 2,514,583.33
    105      6/1/10           13.33%        $147,916.67    $ 2,366,666.67                                           $ 2,366,666.67
    106      7/1/10           12.50%        $147,916.67    $ 2,218,750.00                                           $ 2,218,750.00
    107      8/1/10           11.67%        $147,916.67    $ 2,070,833.33                                           $ 2,070,833.33
    108      9/1/10           10.83%        $147,916.67    $ 1,922,916.67                                           $ 1,922,916.67
    109     10/1/10           10.00%        $147,916.67    $ 1,775,000.00                                           $ 1,775,000.00
    110     11/1/10            9.17%        $147,916.67    $ 1,627,083.33                                           $ 1,627,083.33
    111     12/1/10            8.33%        $147,916.67    $ 1,479,166.67                                           $ 1,479,166.67
    112      1/1/11            7.50%        $147,916.67    $ 1,331,250.00                                           $ 1,331,250.00
    113      2/1/11            6.67%        $147,916.67    $ 1,183,333.33                                           $ 1,183,333.33
    114      3/1/11            5.83%        $147,916.67    $ 1,035,416.67                                           $ 1,035,416.67
    115      4/1/11            5.00%        $147,916.67    $   887,500.00                                           $   887,500.00
    116      5/1/11            4.17%        $147,916.67    $   739,583.33                                           $   739,583.33
    117      6/1/11            3.33%        $147,916.67    $   591,666.67                                           $   591,666.67
    118      7/1/11            2.50%        $147,916.67    $   443,750.00                                           $   443,750.00
    119      8/1/11            1.67%        $147,916.67    $   295,833.33                                           $   295,833.33
    120      9/1/11            0.83%        $147,916.67    $   147,916.67                                           $   147,916.67